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                                                                     EXHIBIT 3-D

                            CERTIFICATE OF AMENDMENT
                                       TO
                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                VERITAS DGC INC.

         Veritas DGC Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"),

DOES HEREBY CERTIFY:

         FIRST: That at a meeting of the board of directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

         RESOLVED, that the Restated Certificate of Incorporation of the Corporation be amended as follows,

         Article IV, Section 3(c) shall be deleted.

         Article IV, Section 4 shall be and read in its entirety as follows:

                 Section 4.A. VESI Special Voting Stock Designated. A series of previously outstanding Ordinary Shares, consisting of one such share, has been duly designated as "Special Voting Stock" (hereinafter referred to as the "VESI Special Voting Stock"). Each outstanding share of VESI Special Voting Stock shall be entitled at any relevant date to the number of votes determined in accordance with the "Plan of Arrangement" (as that term is defined in that certain "Combination Agreement" dated as of May 10, 1996 (hereinafter referred to as the "VESI Combination Agreement"), by and between Digicon Inc. and Veritas Energy Services Inc. ("VESI")) on all matters presented to the stockholders. No dividend or distribution of assets shall be paid to the holders of VESI Special Voting Stock. The VESI Special Voting Stock is not convertible into any other class or series of the capital stock of the Corporation or into cash, property or other rights, and may not be redeemed. Any shares of VESI Special Voting Stock purchased or otherwise acquired by the Corporation shall be deemed retired and shall be canceled and may not thereafter be reissued or otherwise disposed of by the Corporation. So long as any "VESI Exchangeable Shares" (i.e., "Exchangeable Shares," as that term is defined in the VESI Combination Agreement) shall be outstanding, the number of shares comprising the VESI Special Voting Stock shall not be increased or decreased and no other term of the VESI Special Voting Stock shall be amended, except upon the unanimous approval of all outstanding Ordinary Shares.

         Section 4.B. ERS Special Voting Stock Designated. A series of Ordinary Shares, consisting of one such share, is hereby designated as "ERS Special Voting Stock" (hereinafter referred to as "ERS Special Voting Stock"). Each outstanding share of ERS Special Voting Stock shall be entitled at any relevant date to the number of votes determined in accordance with the "Plan of Arrangement" (as that term is defined in that certain "Amended and Restated Combination Agreement" dated as of March 30, 1999 (hereinafter referred to as the "ERS Combination Agreement") by and between




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Veritas DGC Inc. and Enertec Resource Services Inc. ("ERS")) on all matters presented to the stockholders. No dividend or distribution of assets shall be paid to the holders of ERS Special Voting Stock. The ERS Special Voting Stock is not convertible into any other class or series of the capital stock of the Corporation or into cash, property or other rights, and may not be redeemed. Any shares of ERS Special Voting Stock purchased or otherwise acquired by the Corporation shall be deemed retired and shall be canceled and may not thereafter be reissued or otherwise disposed of by the Corporation. So long as any "ERS Exchangeable Shares" (i.e., "Exchangeable Shares," as that term is defined in the ERS Combination Agreement) shall be outstanding, the number of shares comprising the ERS Special Voting Stock shall not be increased or decreased and no other term of the ERS Special Voting Stock shall be amended, except upon the unanimous approval of all outstanding Ordinary Shares.

         Section 4.C. Miscellaneous. Any reference herein to "Exchangeable Shares" encompasses both the VESI Exchangeable Shares and the ERS Exchangeable Shares.

         SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

         THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Larry L. Worden its Vice President, this 30th day of September, 1999.


                                        /s/ LARRY L. WORDEN
                                        -------------------------------
                                        Larry L. Worden, Vice President





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